HEI Exhibit 99
NEWS RELEASE
August 3, 2018

Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Manager, Investor Relations	E-mail: ir@hei.com

HEI REPORTS SECOND QUARTER 2018 EARNINGS

2Q2018 Diluted Earnings Per Share (EPS) of $0.42
Schofield MPIR Approved as Utility Advances Renewable Strategy
Another Record Quarter of Bank Earnings

HONOLULU - Hawaiian Electric Industries, Inc. (NYSE - HE) (HEI) today reported consolidated net income for common stock for the second quarter of 2018 of $46.1 million and diluted earnings per share (EPS) of $0.42 compared to $38.7 million and EPS of $0.36 for the second quarter of 2017.
“HEI delivered solid results for the second quarter of 2018 as we continue to make significant progress on our strategies across our companies,” said Constance H. Lau, president and CEO of HEI.
“In the second quarter our utilities continued to pave the way to add more renewables while increasing resilience, reliability and customer options. We brought our state-of-the-art, flexible, Schofield Generating Station online in June, under budget. The facility uses biofuels and conventional fuels, enhances reliability as we add more solar and wind resources and is the first project approved for recovery under the Major Projects Interim Recovery (MPIR) mechanism. In addition, we applied to implement the first phase of our grid modernization plan to make our grid more renewable-ready and provide greater customer options. Our utilities are receiving national attention for their efforts and were named Investor-Owned Utility of the Year by Smart Electric Power Alliance for their grid modernization work and innovation.”
“Our bank again delivered solid performance, with increased profitability and its second consecutive quarter of record earnings. American continues to execute well and benefit from the bottom line impacts of tax reform, and remains focused on making banking easier for customers and deepening customer relationships,” said Lau.

Hawaiian Electric Industries, Inc.
August 3, 2018

HAWAIIAN ELECTRIC COMPANY EARNINGS
Hawaiian Electric Company’s1 net income for the second quarter of 2018 was $31.2 million compared to $25.6 million in the second quarter of 2017, primarily driven by the following after-tax items:

•
$8 million higher rate adjustment mechanism (RAM) revenues, primarily due to lower RAM revenues in the second quarter of 2017 because of the return in 2017 to recording Oahu RAM revenues for accounting purposes on a lagged basis beginning June 1, 2017, instead of on a calendar year basis; and

•	$7 million of rate relief from Hawaiian Electric’s 2017 test year and Hawaii Electric Light’s 2016 test year.
These items were partially offset by the following after-tax items:

•
$6 million higher O&M expenses[2] compared to 2017, primarily due to the reset of pension costs as part of rate case decisions, Hawaii Island lava eruption response costs, and higher vegetation management costs, partially offset by higher overhauls in the prior year quarter;

•	$2 million higher depreciation expense as a result of increasing investments for the integration of more renewable energy, improved customer reliability and greater system efficiency; and

•	$2 million lower net income, representing the reduction in revenue requirements from tax reform, based on test-year projections, which is higher than the actual second quarter tax savings.

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Note:  Amounts indicated as after-tax in this earnings release are based upon adjusting items using the current year composite statutory tax rates of 25.75% for the utilities and 26.79% for the bank.
1 Hawaiian Electric Company, unless otherwise defined, refers to the three utilities, Hawaiian Electric Company, Inc. on Oahu, Maui Electric Company, Limited for Maui County, and Hawaii Electric Light Company, Inc. on Hawaii Island.

2 Excludes net income neutral expenses covered by surcharges or by third parties. See the “Explanation of HEI’s Use of Certain Unaudited Non-GAAP Measures” and the related reconciliation accompanying this release.

Hawaiian Electric Industries, Inc.
August 3, 2018

AMERICAN SAVINGS BANK EARNINGS
American Savings Bank’s (American) second quarter of 2018 net income was $20.6 million compared to $19.0 million in the first, or linked, quarter and $16.7 million in the prior year quarter.
Compared to the linked quarter of 2018, the $1.6 million net income increase in the second quarter of 2018 was primarily driven by higher net interest income, which was mainly due to good deposit growth that funded commercial and home equity lines of credit loan portfolio growth and lower provision for loan losses.
Compared to the second quarter of 2017, the $3.8 million higher net income in the second quarter of 2018 was primarily driven by higher net interest income partially offset by lower noninterest income. Tax expense was approximately $2 million lower in the second quarter of 2018 compared to the second quarter of 2017, primarily due to the benefits of the lower federal corporate tax rate from tax reform.
Total loans were $4.8 billion at June 30, 2018, up $104 million or 4.4% annualized from December 31, 2017, driven mainly by increases in commercial and commercial real estate loans of $91 million.
Total deposits were $6.1 billion at June 30, 2018, an increase of $226 million or 7.7% annualized from December 31, 2017, including $100 million in repurchase agreements that were transferred into deposit accounts. Excluding such transfer, total deposits increased by 4.2% annualized. Cost of funds was 0.24% for the second quarter of 2018, up 1 basis point from the linked quarter and up 3 basis points from the prior year quarter.
American’s return on average equity3 for the second quarter of 2018 was 13.56%, compared to 12.58% in the linked quarter and 11.25% in the second quarter of 2017. Return on average assets was 1.20% for the second quarter of 2018, compared to 1.12% in the linked quarter and 1.02% in the same quarter last year.
Please refer to American’s news release issued on July 30, 2018 for additional information on American.

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3 Bank return on average equity calculated using weighted average daily common equity.

Hawaiian Electric Industries, Inc.
August 3, 2018

HOLDING AND OTHER COMPANIES
The holding and other companies’ net loss was $5.7 million in the second quarter of 2018 compared to $3.7 million in the prior year quarter. The higher net loss was primarily driven by approximately $1 million lower tax benefits on expenses resulting from a lower corporate federal tax rate and higher interest expense due to higher interest rates and additional debt related to Pacific Current investments, partially offset by income related to Pacific Current’s investment in Hamakua Energy.
WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND EPS GUIDANCE
Hawaiian Electric Industries, Inc. will conduct a webcast and conference call to review its second quarter 2018 earnings and 2018 EPS guidance on Friday, August 3, 2018, at 10:00 a.m. Hawaii time (4:00 p.m. Eastern time).
Interested parties within the United States may listen to the conference by calling (844) 834-0652 and international parties may listen to the conference by calling (412) 317-5198 or by accessing the webcast on HEI’s website at www.hei.com under the “Investor Relations” section, sub-heading “News and Events.”  HEI and Hawaiian Electric Company intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section.
Accordingly, investors should routinely monitor such portions of HEI’s website at www.hei.com in addition to following HEI’s, Hawaiian Electric Company’s and American’s press releases, HEI’s and Hawaiian Electric Company’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric Company’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric Company’s SEC filings.
An online replay of the webcast will be available at www.hei.com beginning about two hours after the event. Replays of the conference call will also be available approximately two hours after the

Hawaiian Electric Industries, Inc.
August 3, 2018

event through August 17, 2018, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode: 10121450.
HEI supplies power to approximately 95% of Hawaii’s population through its electric utilities, Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited; provides a wide array of banking and other financial services to consumers and businesses through American Savings Bank, one of Hawaii’s largest financial institutions; and helps advance Hawaii’s clean energy and sustainability goals through investments by its non-regulated subsidiary, Pacific Current, LLC.

NON-GAAP MEASURES
See “Explanation of HEI’s Use of Certain Unaudited Non-GAAP Measures” and related reconciliations on page 9 of this release.

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Hawaiian Electric Industries, Inc. (HEI) and Subsidiaries CONSOLIDATED STATEMENTS OF INCOME DATA (Unaudited)

	Three months ended June 30		Six months ended June 30
(in thousands, except per share amounts)	2018	2017	2018	2017
Revenues
Electric utility	$608,126	$556,875	$1,178,553	$1,075,486
Bank	77,104	75,329	152,523	148,185
Other	47	77	75	172
Total revenues	685,277	632,281	1,331,151	1,223,843
Expenses
Electric utility	552,982	500,393	1,072,040	968,643
Bank	50,187	50,332	100,719	98,833
Other	3,309	3,754	7,704	8,827
Total expenses	606,478	554,479	1,180,463	1,076,303
Operating income (loss)
Electric utility	55,144	56,482	106,513	106,843
Bank	26,917	24,997	51,804	49,352
Other	(3,262)	(3,677)	(7,629)	(8,655)
Total operating income	78,799	77,802	150,688	147,540
Retirement defined benefits expense—other than service costs	(1,564)	(1,906)	(3,397)	(3,782)
Interest expense, net—other than on deposit liabilities and other bank borrowings	(22,001)	(20,440)	(43,519)	(40,008)
Allowance for borrowed funds used during construction	1,365	1,143	2,809	2,032
Allowance for equity funds used during construction	2,983	3,027	6,277	5,426
Income before income taxes	59,582	59,626	112,858	111,208
Income taxes	13,055	20,492	25,611	37,408
Net income	46,527	39,134	87,247	73,800
Preferred stock dividends of subsidiaries	473	473	946	946
Net income for common stock	$46,054	$38,661	$86,301	$72,854
Basic earnings per common share	$0.42	$0.36	$0.79	$0.67
Diluted earnings per common share	$0.42	$0.36	$0.79	$0.67
Dividends declared per common share	$0.31	$0.31	$0.62	$0.62
Weighted-average number of common shares outstanding	108,842	108,750	108,830	108,712
Weighted-average shares assuming dilution	108,963	108,797	109,053	108,869
Net income (loss) for common stock by segment
Electric utility	$31,169	$25,644	$58,644	$47,109
Bank	20,561	16,733	39,521	32,546
Other	(5,676)	(3,716)	(11,864)	(6,801)
Net income for common stock	$46,054	$38,661	$86,301	$72,854
Comprehensive income attributable to Hawaiian Electric Industries, Inc.	$42,229	$41,031	$69,703	$76,209
Return on average common equity (twelve months ended)[1]			8.6%	12.1%
The Consolidated Statements of Income Data reflects the retrospective application of ASU No. 2017-07, “Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which was adopted in first quarter 2018. Nonservice cost was reclassified from “Expenses” to “Retirement defined benefits expense—other than service costs.”
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.
1 On a core basis, 2018 and 2017 returns on average common equity (twelve months ended June 30) were 9.2% and 8.9%, respectively.  See reconciliation of GAAP to non-GAAP measures.

Hawaiian Electric Company, Inc. (Hawaiian Electric) and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended June 30		Six months ended June 30
(dollars in thousands, except per barrel amounts)	2018	2017	2018	2017
Revenues	$608,126	$556,875	$1,178,553	$1,075,486
Expenses
Fuel oil	171,717	141,259	338,685	285,529
Purchased power	160,738	153,067	300,648	280,191
Other operation and maintenance	112,642	104,939	220,252	203,756
Depreciation	50,361	48,156	100,827	96,372
Taxes, other than income taxes	57,524	52,972	111,628	102,795
Total expenses	552,982	500,393	1,072,040	968,643
Operating income	55,144	56,482	106,513	106,843
Allowance for equity funds used during construction	2,983	3,027	6,277	5,426
Retirement defined benefits expense—other than service costs	(988)	(1,435)	(2,252)	(2,858)
Interest expense and other charges, net	(18,160)	(18,214)	(35,854)	(35,718)
Allowance for borrowed funds used during construction	1,365	1,143	2,809	2,032
Income before income taxes	40,344	41,003	77,493	75,725
Income taxes	8,676	14,860	17,851	27,618
Net income	31,668	26,143	59,642	48,107
Preferred stock dividends of subsidiaries	229	229	458	458
Net income attributable to Hawaiian Electric	31,439	25,914	59,184	47,649
Preferred stock dividends of Hawaiian Electric	270	270	540	540
Net income for common stock	$31,169	$25,644	$58,644	$47,109
Comprehensive income attributable to Hawaiian Electric	$31,195	$25,684	$58,701	$47,608
OTHER ELECTRIC UTILITY INFORMATION
Kilowatthour sales (millions)
Hawaiian Electric	1,597	1,624	3,094	3,149
Hawaii Electric Light	262	257	519	510
Maui Electric	269	269	527	529
	2,128	2,150	4,140	4,188
Average fuel oil cost per barrel	$81.84	$69.86	$81.26	$67.78
Return on average common equity (twelve months ended)[1]			7.19%	7.23%
The Consolidated Statements of Income Data reflects the retrospective application of ASU No. 2017-07, “Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which was adopted in first quarter 2018. Nonservice cost was reclassified from “Other operation and maintenance” to “Retirement defined benefits expense—other than service costs.”
This information should be read in conjunction with the consolidated financial statements and the notes thereto in Hawaiian Electric filings with the SEC.
1 Simple average. On a core basis, 2018 and 2017 returns on average common equity (twelve months ended June 30) were 7.7% and 7.2%, respectively.  See reconciliation of GAAP to non-GAAP measures.

American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Six months ended June 30
(in thousands)	June 30, 2018	March 31, 2018	June 30, 2017	2018	2017
Interest and dividend income
Interest and fees on loans	$54,633	$52,800	$52,317	$107,433	$103,059
Interest and dividends on investment securities	8,628	9,202	6,763	17,830	13,743
Total interest and dividend income	63,261	62,002	59,080	125,263	116,802
Interest expense
Interest on deposit liabilities	3,284	2,957	2,311	6,241	4,414
Interest on other borrowings	393	496	824	889	1,640
Total interest expense	3,677	3,453	3,135	7,130	6,054
Net interest income	59,584	58,549	55,945	118,133	110,748
Provision for loan losses	2,763	3,541	2,834	6,304	6,741
Net interest income after provision for loan losses	56,821	55,008	53,111	111,829	104,007
Noninterest income
Fees from other financial services	4,744	4,654	5,810	9,398	11,420
Fee income on deposit liabilities	5,138	5,189	5,565	10,327	10,993
Fee income on other financial products	1,675	1,654	1,971	3,329	3,837
Bank-owned life insurance	1,133	871	1,925	2,004	2,908
Mortgage banking income	617	613	587	1,230	1,376
Other income, net	536	436	391	972	849
Total noninterest income	13,843	13,417	16,249	27,260	31,383
Noninterest expense
Compensation and employee benefits	23,655	24,440	24,541	48,095	47,583
Occupancy	4,194	4,280	4,185	8,474	8,339
Data processing	3,540	3,464	3,207	7,004	6,487
Services	3,028	3,047	2,766	6,075	5,126
Equipment	1,874	1,728	1,771	3,602	3,519
Office supplies, printing and postage	1,491	1,507	1,527	2,998	3,062
Marketing	1,085	645	839	1,730	1,356
FDIC insurance	727	713	822	1,440	1,550
Other expense	4,556	4,101	4,906	8,657	9,412
Total noninterest expense	44,150	43,925	44,564	88,075	86,434
Income before income taxes	26,514	24,500	24,796	51,014	48,956
Income taxes	5,953	5,540	8,063	11,493	16,410
Net income	$20,561	$18,960	$16,733	$39,521	$32,546
Comprehensive income	$16,579	$6,885	$18,956	$23,464	$35,604
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	1.20	1.12	1.02	1.16	1.00
Return on average equity	13.56	12.58	11.25	13.07	11.04
Return on average tangible common equity	15.68	14.57	13.06	15.13	12.82
Net interest margin	3.76	3.76	3.68	3.76	3.68
Efficiency ratio	60.13	61.04	61.73	60.58	60.81
Net charge-offs to average loans outstanding	0.32	0.28	0.21	0.30	0.25
As of period end
Nonaccrual loans to loans receivable held for investment	0.57	0.53	0.44
Allowance for loan losses to loans outstanding	1.11	1.14	1.19
Tangible common equity to tangible assets	7.64	7.66	7.88
Tier-1 leverage ratio	8.6	8.6	8.5
Total capital ratio	13.9	14.0	13.7
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$11.1	$10.9	$9.4	$22.0	$18.8
The Statements of Income Data reflects the retrospective application of ASU No. 2017-07, “Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which was adopted in first quarter 2018. Nonservice cost was reclassified from “Compensation and employee benefits” to “Other expense.”
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

EXPLANATION OF HEI’S USE OF CERTAIN UNAUDITED NON-GAAP MEASURES
HEI and Hawaiian Electric Company management use certain non-GAAP measures to evaluate the performance of HEI and the utility. Management believes these non-GAAP measures provide useful information and are a better indicator of the companies’ core operating activities than the corresponding GAAP measures given the non-recurring nature of certain items. Non-GAAP core measures presented here may not be comparable to similarly titled measures used by other companies. The accompanying tables provide the return on average common equity (ROACE) and adjusted non-GAAP core ROACE for HEI and the utility.
The reconciling adjustments from GAAP earnings to core earnings used in the calculation of the twelve months ended June 30, 2017 ROACE include income, costs and associated taxes related to the terminated merger between HEI and NextEra Energy, Inc. For more information on the transactions, see HEI’s Form 8-K filed on July 18, 2016, and HEI’s Form 8-K filed on July 19, 2016. The reconciling adjustments from GAAP earnings to core earnings used in the calculation of the twelve months ended June 30, 2018 ROACE exclude the impact of the federal tax reform act recorded in the fourth quarter of 2017 due to the adjustment of deferred tax balances and the $1,000 employee bonuses paid by the bank related to federal tax reform. Management does not consider these items to be representative of the company’s fundamental core earnings and has shown the non-GAAP (core) ROACE in order to provide better comparability between periods.
The accompanying table also provides the calculation of utility GAAP other operation and maintenance (O&M) expense adjusted for “O&M-related net income neutral items,” which are O&M expenses covered by specific surcharges or by third parties. These “O&M-related net income neutral items” are grossed-up in revenue and expense and do not impact net income.

RECONCILIATION OF GAAP[1] TO NON-GAAP MEASURES
Hawaiian Electric Industries, Inc. and Subsidiaries (HEI)
(Unaudited)
	Twelve months ended June 30
	2018	2017
HEI CONSOLIDATED RETURN ON AVERAGE COMMON EQUITY (ROACE) (simple average)
Based on GAAP	8.6%	12.1%
Based on non-GAAP (core)[2]	9.2%	8.9%

Hawaiian Electric Company, Inc. and Subsidiaries
			Twelve months ended June 30
			2018	2017
HAWAIIAN ELECTRIC CONSOLIDATED RETURN ON AVERAGE COMMON EQUITY (ROACE) (simple average)
Based on GAAP			7.19%	7.23%
Based on non-GAAP (core)[2]			7.69%	7.23%

	Three months ended June 30		Six months ended June 30
($ in millions)	2018	2017	2018	2017
HAWAIIAN ELECTRIC CONSOLIDATED OTHER OPERATION AND MAINTENANCE (O&M) EXPENSE
GAAP (as reported)	$112.6	$104.9	$220.3	$203.8
Excluding other O&M-related net income neutral items[3]	0.1	0.9	0.5	2.0
Non-GAAP (Adjusted other O&M expense)	$112.5	$104.0	$219.8	$201.7
Note: Columns may not foot due to rounding
[1] Accounting principles generally accepted in the United States of America
[2] Calculated as core net income divided by average GAAP common equity
[3] Expenses covered by surcharges or by third parties recorded in revenues

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